Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2014 SECOND

QUARTER RESULTS

•	Achieves Second Quarter Earnings per Diluted Share of $0.11 (Including Non-Cash Impairment Charges of $0.02)

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., July 29, 2014 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2014 second quarter ended June 29, 2014.

For the fiscal 2014 second quarter, net sales were $231.2 million, compared to net sales of $239.9 million for the second quarter of fiscal 2013. Same store sales declined 4.9% for the second quarter of fiscal 2014. For comparison purposes, the Company’s same store sales increased 4.4% for the second quarter of fiscal 2013 over the second quarter of the prior year. Sales results for the second quarter of fiscal 2014 reflect a continued reduction in demand for firearms, ammunition and related products, as well as general softness in the overall consumer environment. Second quarter sales also reflect the small unfavorable impact of the calendar shift of the Easter holiday, during which the Company’s stores were closed, out of the first quarter and into the second quarter this year.

Gross profit for the fiscal 2014 second quarter was $75.6 million, compared to $79.7 million in the second quarter of the prior year. The Company’s gross profit margin was 32.7% in the fiscal 2014 second quarter versus 33.2% in the second quarter of the prior year, reflecting a decrease in merchandise margins of 19 basis points and an increase in store occupancy costs resulting primarily from the opening of new stores. For comparison purposes, merchandise margins in the second quarter last year increased by 34 basis points versus the second quarter of fiscal 2012.

Selling and administrative expense as a percentage of net sales was 30.8% in the fiscal 2014 second quarter versus 28.8% in the second quarter of last year. Overall selling and administrative expense increased $1.9 million during the quarter from the prior year due primarily to higher employee labor and benefit-related expense, higher store-related expenses reflecting an increased store count, added costs related to the Company’s e-commerce initiative and a non-cash pre-tax impairment charge of $0.8 million related to certain underperforming stores.

Net income for the second quarter of fiscal 2014 was $2.5 million, or $0.11 per diluted share, including a non-cash impairment charge of $0.02 per diluted share and expenses associated with the development of the Company’s e-commerce platform of $0.01 per diluted share, compared to net income of $6.1 million, or $0.28 per diluted share, for the second quarter of fiscal 2013.

For the 26-week period ended June 29, 2014, net sales decreased to $462.4 million from net sales of $486.2 million in the comparable period last year. Same store sales decreased 6.4% in the first 26 weeks of fiscal 2014 versus the comparable period last year. For comparison purposes, the Company’s same store sales increased 7.4% for the first 26 weeks of fiscal 2013 over the comparable period in fiscal 2012. Net income was $4.6 million, or $0.21 per diluted share, including $0.02 per diluted share of non-cash impairment charges and $0.01 per diluted share of e-commerce development expenses, for the first 26 weeks of fiscal 2014, compared to net income of $13.6 million, or $0.62 per diluted share, for the first half of last year.

“Our second quarter results reflect significantly reduced demand for firearms and ammunition products, as well as the general softness in consumer spending that many other retailers have described recently,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While disappointed with the results, we are encouraged that year-over-year sales comparisons trended more favorably over the last several weeks of the second quarter and into the third quarter to date. Although third quarter sales comparisons are currently running down in the low single-digit range and continue to be impacted by the reduction in demand for firearm-related products, we believe that our efforts to improve our merchandise and promotional strategies should position us to produce positive same store sales over the balance of the quarter, particularly given that for much of the peak summer selling season in August last year, our sales were impacted by generally unfavorable summer weather conditions in many of our markets.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on September 15, 2014 to stockholders of record as of August 29, 2014.

Share Repurchases

During the fiscal 2014 second quarter, pursuant to its share repurchase program, the Company repurchased 63,012 shares of its common stock for a total expenditure of $0.8 million. As of June 29, 2014, the Company had $8.4 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2014 third quarter, the Company expects same store sales comparisons in the slightly negative to low positive single-digit range and earnings per diluted share in the range of $0.24 to $0.32. This guidance reflects the anticipated continued softness in demand for firearms, ammunition and related products and the challenging consumer environment. In addition, third quarter guidance includes approximately $0.01 per diluted share in anticipated expenses associated with the development of the Company’s e-commerce platform. For comparative purposes, the Company’s same store sales increased 1.4% and earnings per diluted share were $0.41, including $0.04 per diluted share for a charge for legal settlements, for the third quarter of fiscal 2013.

Store Openings

During the second quarter of fiscal 2014, the Company opened two stores, ending the quarter with 427 stores in operation. During the fiscal 2014 third quarter, the Company has closed two stores as part of relocations and anticipates opening four new stores. For the fiscal 2014 full year, the Company currently anticipates opening approximately 12 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, July 29, 2014, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the second quarter of fiscal 2014. To access the conference call, participants in North America should dial (888) 430-8709, and international participants should dial (719) 457-2627. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 5, 2014 by calling (877) 870-5176 to access the playback; passcode is 2595569.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 427 stores in 12 states under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 29, 2014. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of an e-commerce platform, delay in completing the e-commerce platform, lower than expected profitability of the e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2013 and Quarterly Report on Form 10-Q for the first quarter of fiscal 2014. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 29, 2014	December 29, 2013
ASSETS
Current assets:
Cash	$6,230	$9,400
Accounts receivable, net of allowances of $51 and $105, respectively	10,999	16,301
Merchandise inventories, net	324,940	300,952
Prepaid expenses	13,198	6,356
Deferred income taxes	9,885	12,000

Total current assets	365,252	345,009

Property and equipment, net	72,453	75,608
Deferred income taxes	14,682	13,564
Other assets, net of accumulated amortization of $979 and $891, respectively	3,734	3,274
Goodwill	4,433	4,433

Total assets	$460,554	$441,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,413	$104,826
Accrued expenses	55,698	69,923
Current portion of capital lease obligations	1,376	1,567

Total current liabilities	171,487	176,316

Deferred rent, less current portion	19,924	21,078
Capital lease obligations, less current portion	1,410	1,595
Long-term debt	68,173	43,018
Other long-term liabilities	9,963	9,111

Total liabilities	270,957	251,118

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,441,060 and 24,339,537 shares, respectively; outstanding 22,307,700 and 22,297,701 shares, respectively	244	244
Additional paid-in capital	109,805	109,901
Retained earnings	106,692	106,565
Less: Treasury stock, at cost; 2,133,360 and 2,041,836 shares, respectively	(27,144)	(25,940)

Total stockholders’ equity	189,597	190,770

Total liabilities and stockholders’ equity	$460,554	$441,888

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$231,150	$239,899	$462,413	$486,165
Cost of sales	155,577	160,226	314,162	326,017

Gross profit	75,573	79,673	148,251	160,148
Selling and administrative expense (1)	71,146	69,180	140,050	137,108

Operating income	4,427	10,493	8,201	23,040
Interest expense	371	418	805	871

Income before income taxes	4,056	10,075	7,396	22,169
Income taxes	1,521	3,971	2,801	8,551

Net income (1)	$2,535	$6,104	$4,595	$13,618

Earnings per share:
Basic	$0.12	$0.28	$0.21	$0.63

Diluted (1)	$0.11	$0.28	$0.21	$0.62

Dividends per share	$0.10	$0.10	$0.20	$0.20

Weighted-average shares of common stock outstanding:
Basic	21,985	21,714	21,982	21,583

Diluted	22,113	22,005	22,198	21,936

(1)	In the second quarter of fiscal 2014, the Company recorded a pre-tax non-cash impairment charge of $0.8 million related to certain underperforming stores. This charge reduced net income by $0.5 million, or $0.02 per diluted share.